Exhibit 99.1

Cray Media: Nick Davis 206/701-2123 pr@cray.com	Cray Investors: Paul Hiemstra 206/701-2044 ir@cray.com

CRAY COMPLETES ACQUISITION OF APPRO INTERNATIONAL

Seattle, WA – November 21, 2012 – Global supercomputer leader Cray Inc. (Nasdaq: CRAY) today announced it has completed the previously announced transaction to acquire Appro International, Inc. The aggregate merger consideration paid by Cray was approximately $21.8 million in cash, which reflects approximately $3.2 million in deductions from the previously-announced $25 million purchase price (for certain transaction expenses paid and working capital adjustments) that were made in connection with the acquisition. The agreement was previously announced on November 9, 2012.

About Cray Inc.

As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology is designed to enable scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision is focused on delivering innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.

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